Exhibit 5.1
OPINION OF VORYS, SATER, SEYMOUR AND PEASE LLP
[Vorys, Sater, Seymour and Pease LLP letterhead]
January 11, 2010
The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041

Re:	Post-Effective Amendment No. 1 to The Scotts Miracle-Gro Company Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-163330) (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) debt securities of the Company, which may be either senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), (ii) common shares, without par value, of the Company (the “Common Shares”), (iii) preferred shares, without par value, of the Company (the “Preferred Shares”), (iv) warrants to purchase Debt Securities, Preferred Shares or Common Shares (the “Warrants”), (v) purchase contracts and purchase units (the “Purchase Contracts”) and (vi) guarantees of debt securities by certain direct and indirect subsidiaries of the Company (the “Guarantees of Debt Securities”). The Debt Securities, Common Shares, Preferred Shares, Warrants, Purchase Contracts and Guarantees of Debt Securities are collectively referred to as the “Securities.” An indeterminate amount of the Securities may be offered at indeterminate prices from time to time by the Company, as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus filed pursuant to Rule 415 under the Securities Act.
     The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”), by and between the Company and a warrant agent to be identified therein (each, a “Warrant Agent”). The Purchase Contracts will be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) by and between the Company and a purchase contract agent to be identified therein (each, a “Purchase Contract Agent”).
     As such counsel, in rendering the opinions expressed below, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto and such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.
     Subject to the foregoing and the other matters and assumptions set forth herein, we are of the opinion that, as of the date hereof:
     (1) When the Board of Directors (or a duly authorized committee thereof) of the Company (the “Board”) has taken all necessary corporate action to authorize the issuance and sale of Common Shares proposed to be sold by the Company, and when such Common Shares are issued and delivered against payment therefor in accordance with the terms of the applicable underwriting, purchase or similar agreement (the “Underwriting Agreement”) or upon conversion or exercise of any Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board, such Common Shares will be validly issued, fully paid and nonassessable.
     (2) When the Board has duly established a new series of Preferred Shares in accordance with the terms of the Articles of Incorporation, as amended, of the Company (the “Articles”) and applicable law, including, without limitation, the proper filing of a certificate of amendment to the Articles with the Secretary of State of the State of Ohio relating to such series of Preferred Shares, when the Board has taken all necessary corporate action to authorize the issuance and sale of the Preferred Shares proposed to be sold by the Company, and when such Preferred Shares are issued and delivered against payment therefor in accordance with the terms of the applicable Underwriting Agreement or upon conversion or exercise of any Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board, such Preferred Shares will be validly issued, fully paid and nonassessable.
     (3) When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company, when the specific terms of a particular issuance of Warrants have been duly established in accordance with the Warrant Agreement and applicable law, and when such Warrants have been duly authorized, executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Warrant Agreement and the applicable Underwriting Agreement, such Warrants will constitute valid and binding obligations of the Company.
     (4) When the Purchase Contract Agreement to be entered into in connection with the issuance of any Purchase Contracts has been duly authorized, executed and delivered by the Purchase Contract Agent and the Company, when the specific terms of a particular issuance of Purchase Contracts have been duly established in accordance with the Purchase Contract Agreement and applicable law, and when such Purchase Contracts have been duly authorized, executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Purchase Contract Agreement and the applicable Underwriting Agreement, such Purchase Contracts will constitute valid and binding obligations of the Company.
     The opinions set forth in paragraphs (3) and (4) above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the enforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) any requirement that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant applicable law.
     To the extent that the obligations of the Company under any Warrant Agreement or Purchase Contract Agreement may be dependent upon such matters, we assume for purposes of this opinion that each Warrant Agent or Purchase Contract Agent, as applicable, will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each Warrant Agent or Purchase Contract Agent will be duly qualified to engage in the activities contemplated by the applicable Warrant Agreement or Purchase Contract Agreement; that each Warrant Agreement or Purchase Contract Agreement will be duly authorized, executed and delivered by the applicable Warrant Agent or Purchase Contract Agent and will constitute the legal, valid and binding obligation of such Warrant Agent or Purchase Contract Agent, enforceable against such Warrant Agent or Purchase Contract Agent in accordance with its terms; that each Warrant Agent or Purchase Contract Agent will be in compliance at all applicable times, generally and with respect to acting as a Warrant Agent or Purchase Contract Agent under the applicable Warrant Agreement or Purchase Contract Agreement, with all applicable laws and regulations; and that each Warrant Agent or Purchase Contract Agent will have the requisite organizational and legal power and authority to perform its obligations under the applicable Warrant Agreement or Purchase Contract Agreement.
     In rendering the foregoing opinions, we have assumed that at the time of the issuance and sale of any of the Securities: (i) the Registration Statement, and any amendments thereto, will have become effective and such effectiveness will not have been terminated or rescinded; (ii) a Prospectus Supplement describing the Securities, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the Board will have duly established the terms of the Securities and duly authorized the issuance and sale of the Securities, in each case, in accordance with the Articles and applicable law and such authorization will be in full force and effect; (iv) the Securities will be issued and sold in compliance with all applicable federal and state securities laws and in the manner contemplated by the Registration Statement and the applicable Prospectus Supplement; (v) there shall not have occurred any change in law affecting the validity of the Securities; (vi) any Securities, including Common Shares or Preferred Shares issuable upon conversion, exchange, or exercise of any other Security, will have been duly authorized and reserved for issuance from the applicable class of capital stock of the Company; (vii) with respect to Common Shares, there will be sufficient Common Shares authorized under the Articles, as amended and in effect at the relevant time, and not otherwise reserved for issuance; and (viii) with respect to Preferred Shares, there will be sufficient Preferred Shares authorized under the Articles, as amended and in effect at the relevant time, and not otherwise reserved for issuance. We have also assumed that none of the terms of any Securities to be established subsequent to the date hereof, nor the issuance and delivery of any such Securities, nor the compliance by the Company with the terms of such Securities will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     The opinions expressed herein are limited to the laws of the State of Ohio and we express no opinion with respect to the effect of the laws of any other jurisdiction.
     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Vorys, Sater, Seymour and Pease LLP
Vorys, Sater, Seymour and Pease LLP